UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023

Inhibitor Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13467	30-0793665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4905 South West Shore Blvd

Tampa, FL 33611

(813) 864-2562

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On October 13, 2023, the Board of Directors (the “Board”) of Inhibitor Therapeutics, Inc. (the “Company”) appointed Michelle Yanez to fill one of the vacancies of the Board. Ms. Yanez will be an independent director and a member of the Audit Committee.

Ms. Yanez (a) is not a party to any arrangement or understanding with any other person pursuant to which he was selected as a director of the Company and (b) has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

Below is Ms. Yanez’s biography:

Michelle Yanez, age 52, is a senior financial executive with over 25 years of experience in public and privately held biotech, pharmaceuticals, and life science companies. Ms. Yanez’s experience includes a broad range of responsibilities in a highly complex and regulated market. She also brings deep corporate governance experience through her work with corporate boards, including audit and finance committees and is qualified to serve on audit committees as a financial expert. Ms. Yanez has served as Chief Financial Officer of MIRA Pharmaceuticals, (Nasdaq: MIRA) since April 2023 to present, prior to which she served as Corporate Controller since May 2022, where she led the initial public offering which successfully closed August 2023. Since May 2022, Ms. Yanez served as the Corporate Controller at Telomir Pharmaceuticals, a privately held biotech company. From May 2002 to April 2022, Ms. Yanez held various positions, including the Director of Financial Reporting, of BioDelivery Sciences International, Inc., (Nasdaq: BDSI). In her role, she led financial offerings, managed due diligence for product acquisitions and financings and managed finance documents and filings for a tender offer, leading to the acquisition of BDSI in April 2022 for over $600M. Ms. Yanez is a member of the Institute of Management Accountants and a member of the SEC Professionals Group. Ms. Yanez received her MBA from Rutgers School of Business, Cum Laude.

Ms. Yanez has previously served as a member of the Company’s board of directors from December 13, 2022 to May 14, 2023 when she departed upon accepting a position as chief financial officer of MIRA . She has received authorization from MIRA to rejoin the Board as a Director and as a member of the Company’s Audit Committee.

The Company believes Ms. Yanez is qualified to serve on the Company’s Board and as a qualified financial expert on the Company’s Audit Committee due to her many years of experience in public-company accounting and SEC financial reporting, working with auditors and internal financial personnel.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 13, 2023, the Board determined to create a Scientific Advisory Board (“SAB”) to provide input and advice to the Company’s management and to the Board on various aspects of the Company’s clinical development activities and strategies. The duties of the board will include but are not limited to; advising the Board regarding endorsement to current and planned research and development programs, validating timelines, budget and key milestones; advising the Board about the progress on the approved research and development activities; advising the Board regarding the scientific merit of compounds for licensing and acquisition opportunities; providing strategic advice regarding emerging science, therapeutic trends and foreseeable opportunities; and providing advice to the Company’s scientific team on aspects of the programs as requested. A copy of the SAB’s charter is attached hereto as Exhibit 3.1.

Additionally, the Board has entered into a form of consulting agreement with Dr. Elizabeth Billingsley for provision of consulting services related to the Company’s clinical development activities (the “Consulting Agreement”). The Board has appointed Dr. Billingsley as the initial member and Chairperson of the SAB, to be compensated for her time and efforts on behalf of the Company’s SAB pursuant to the terms of a Consulting Agreement. A copy of the Consulting Agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is filed with this report.

Exhibit No.	Description of Exhibit

3.1	Scientific Advisory Board Charter, adopted on October 13, 2023

10.1	Consulting Agreement by and among Inhibitor Therapeutics, Inc., and Dr. Elizabeth Billingsley

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2023	INHIBITOR THERAPEUTICS, INC.

	By:	/s/ Francis E. O’Donnell
	Name:	Francis E. O’Donnell
	Title:	Executive Chairman and Chief Executive Officer